Exhibit 23.8
April 8, 2011
Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Dear Sirs/Mesdames:
RE: LETTER OF CONSENT
As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statements on Form S-4 of Magnum Hunter Resources Corporation and any amendment thereof, and in the related prospectus, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of NuLoch Resources Inc. as of December 31, 2010. We also consent to the references to our firm contained in this Registration Statement and in the related Prospectus, including under the caption “Experts”.

Very truly yours, AJM Petroleum Consultants

Douglas S. Ashton
Vice President Engineering Calgary, Alberta, Canada

East Tower, Fifth Avenue Place 6th Floor, 425 — 1st Street S.W. Calgary, Alberta, Canada T2P 3L8 phone 403.648.3200 fax 403.265.0862 web www.ajmpetroleumconsultants.com